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CINEDIGM PHASE 1 SUBSIDIARY AMENDS CREDIT FACILITY WITH GE COMMERCIAL FINANCE TO IMPROVE FINANCIAL FLEXIBILITY

Amendment Reduces Financial Covenant Minimums and Provides Additional Capital to Cinedigm

MORRISTOWN, NJ, May 8, 2009 -- Cinedigm Digital Cinema Corp. (NASDAQ: CIDM) (formerly AccessIT), a pioneer in the digital cinema industry, today announced that its Phase 1 subsidiary, Christie/AIX, Inc. (“C/AIX”), has entered into an amendment to its senior credit facility with GE Commercial Finance.

The amendment significantly relaxes the financial covenant ratios that C/AIX is required to meet every quarter through the maturity of the loan in 2013.  In addition, the new arrangement allows C/AIX to pay approximately $5 million in cash to its parent company, Cinedigm, as well as increase its ability to pay annual fees to Cinedigm.  Reflecting the current market conditions, the amendment increases the interest rate on the credit facility from 4.5% to 6% above LIBOR and sets a LIBOR floor of 2.5%.  C/AIX will pay a 0.5% amendment fee on the outstanding balance of $183.9 million.

Bud Mayo, Chief Executive Officer of Cinedigm, stated, “This amendment demonstrates the strength of our relationship with GE and its confidence in Cinedigm’s leading industry position, as well as our ability to execute on our business plan.  With this amendment in place, we have improved our liquidity and our ability to grow across all divisions of Cinedigm.  We expect C/AIX to remain well within its financial covenant requirements through the loan maturity in 2013.  We thank GE and its co-lenders for their ongoing support as we continue the rollout of digital cinema systems to theatres nationwide.”

About Cinedigm

Cinedigm Digital Cinema Corp. is the global leader in fulfilling the promise of digital cinema. Its ground-breaking technology platform helps exhibitors, distributors, studios and content providers transform the consumer movie experience -- by expanding theatrical features to include not only movies but also live 2-D and 3-D performances such as major sporting events, concerts and gaming. The Company also enables theatres to create exhibitions and advertising opportunities targeted to specific audience groups and locations thereby offering new revenue opportunities for these venues. Cinedigm's leading digital cinema platform and one-of-a-kind satellite delivery operations support almost 4,000 theatre screens equipped with DLP Cinema(R) projection systems across the United States with over ten million digital showings of Hollywood features to date. www.Cinedigm.com [CIDM-G]

Contact:

For Cinedigm:
Lex Suvanto
The Abernathy MacGregor Group
(212) 371-5999
lex@abmac.com